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                                 EXHIBIT 3.1.1

                           CERTIFICATE OF ELIMINATION

                                       OF

                              SABRATEK CORPORATION

         Sabratek Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That at a meeting duly called and held at which a quorum was present on August 30, 1996, pursuant to Section 141(i) of the General Corporation Law of the State of Delaware, the Board of Directors adopted resolutions setting forth the proposed elimination of the Series A Convertible Preferred Stock (the "Preferred Stock") as set forth herein:

                                        WHEREAS, all of the shares of the
         Corporation's Preferred Stock were converted into shares of Common Stock upon the consummation of the Corporation's recently completed initial public offering of the Common Stock; and

                                        WHEREAS, no shares of the Preferred
         Stock are outstanding and none will be issued pursuant to the designations thereof set forth in the Certificate of Incorporation.

                                        NOW, THEREFORE, BE IT RESOLVED, that
         the proper officers of the Corporation are hereby authorized, empowered and directed to execute and file a Certificate of Elimination, which shall have the effect, when filed with the Secretary of State in the State of Delaware, of eliminating from the Certificate of Incorporated all references to the Preferred Stock; and

                                        FURTHER RESOLVED, that the shares of
         Preferred Stock shall not be retired but shall be returned to the status of authorized but undesignated and unissued shares of Preferred Stock.

         SECOND: None of the authorized shares of the Preferred Stock are outstanding and none will be issued.

         THIRD: In accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate therefrom all reference to, and matters with respect to, the Preferred Stock, including but not limited to, the Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock of Sabratek Corporation filed with the State of Delaware on September 21, 1994, which Certificate of Designation is hereby rescinded in its entirety.

         IN WITNESS WHEREOF, said SABRATEK CORPORATION, has caused this certificate to be signed and attested by its duly authorized officers, this 30th day of September, 1996.


                              SABRATEK CORPORATION


                              By: /s/ K. Shan Padda
                                  -------------------------------
                              Name:  K. Shan Padda
                              Title:  Chief Executive Officer


ATTEST:


/s/ Scott Skooglund
----------------------------
Name:  Scott Skooglund
Title:  Assistant Secretary





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